UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

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☐ Soliciting Material Pursuant to §240.14a-12.

AMERICAN RAILCAR INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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100 Clark Street, St. Charles, Missouri 63301
www.americanrailcar.com
_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 3, 2014
_______________

To Our Shareholders:

The Annual Meeting of Shareholders (the Annual Meeting) of American Railcar Industries, Inc. (the Company) will be held beginning at 1:00 p.m., local time, on June 3, 2014 at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303 for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To vote on a non-binding advisory resolution to approve our executive compensation.
3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Our Board of Directors has fixed April 25, 2014 as the record date. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of shareholders will be open for inspection by any shareholder at the Company's principal executive office, 100 Clark Street, St. Charles, Missouri 63301, for the purpose of communicating with other shareholders concerning the Annual Meeting beginning two business days after this proxy is mailed out to shareholders and continuing through the Annual Meeting. Such list will also be available for inspection at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 accompany this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors

Jeffrey S. Hollister
President and Interim Chief Executive Officer

April 30, 2014
St. Charles, Missouri
YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2014: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2013 and the Proxy Card are available at the Company’s web site, www.americanrailcar.com.

American Railcar Industries, Inc.

Proxy Statement

_______________

PROXY STATEMENT
2014 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 3, 2014
_______________
General
The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the Company, ARI, we, us or our) for use at the Annual Meeting of Shareholders to be held on June 3, 2014 (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the Annual Report to shareholders will be first mailed or delivered on or about May 5, 2014.
Record Date, Stock Ownership and Voting
Only shareholders of record at the close of business on April 25, 2014 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,352,297 shares of our common stock, par value $0.01 per share (Common Stock). Each shareholder is entitled to one vote for each share of Common Stock on each matter properly brought before the Annual Meeting. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the Annual Meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, “FOR” the election of the seven nominees for director and “FOR” the advisory resolution to approve our executive compensation. If any other matters shall properly come before the Annual Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.
The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A majority of the votes properly cast will adjourn the Annual Meeting, whether or not a quorum is present.
The proxy card provides space for a shareholder to vote “FOR” or “AGAINST”, or to "ABSTAIN" with respect to (i) each candidate for election to the Company's board of directors, and (ii) the advisory resolution to approve our executive compensation. To be elected, a candidate must receive the affirmative vote of at least a majority of the votes cast “FOR” or “AGAINST” the candidate’s election. Similarly, to be approved, the advisory resolution on executive compensation must receive the affirmative vote of at least a majority of the votes cast "FOR" or "AGAINST" such proposal.
Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. However, abstentions will have no effect on the outcome of the vote for the election of directors or the vote to approve our executive compensation on an advisory basis. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting and will have no effect on the outcome of any matter.
Revocability of Proxies
Any proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.
Costs of Solicitation
All costs of our solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting seven directors are to be elected who shall hold office until the next Annual Meeting of Shareholders. We list below certain biographical and other information concerning each of our nominees for director. Our board of directors has nominated each of our current directors, other than Mr. Brett Icahn, for re-election as directors.

The size of our board of directors is currently set at nine. There is an existing vacancy on our board of directors as a result of the resignation of Mr. James J. Unger, effective September 30, 2013 and there will be a second vacancy when Mr. Brett Icahn's term expires in June 2014. Our board of directors has not nominated candidates to fill these vacancies, as it is currently considering whether to fill such vacancies, to reduce the size of the board, or to take other action with respect to the size of the board. As a result, there are seven nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the seven nominees named in this proxy statement.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the seven nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

The Board of Directors unanimously recommends you vote "FOR" the election of each of the seven nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 30, 2014.

Name	Age	Position	Director Since
Carl C. Icahn	78	Chairman of the Board	1994
James C. Pontious *	75	Director	2006
J. Mike Laisure *	62	Director	2006
Harold First **	77	Director	2007
Hunter Gary	39	Director	2008
SungHwan Cho ***	40	Director	2011
Andrew Roberto	28	Director	2014

*    Member of the Audit Committee
**    Chair of the Audit Committee
***    Member of the Compensation Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders.  In evaluating candidates for nomination as a director, our board of directors may consider all factors it deems relevant, including current or recent experience as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior railcar and/or manufacturing industry experience; independence; diversity and the extent to which the candidate would fill a present need on the board of directors.  In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board of directors that possesses the appropriate skills and experience to oversee our management team and our business.  Listed below are our director nominees and their biographies and, for each director, we summarize why that director has been chosen to serve on our board of directors.

Directors and Nominees

Carl C. Icahn.  Mr. Carl Icahn has been our principal beneficial shareholder, through Icahn Enterprises L.P. (IELP), and has served as chairman of our board of directors and as a director since 1994. Mr. Carl Icahn has served as chairman of the board and a director of Starfire Holding Corporation (Starfire), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP (Icahn Capital), a wholly owned subsidiary of IELP and Icahn Enterprises Holdings L.P. (Icahn Enterprises Holdings), and certain related entities, Mr. Carl Icahn's principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 to August 2007, Mr. Carl Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Carl Icahn has been chairman of the board of Icahn Enterprises G.P. Inc. (Icahn Enterprises GP), the general partner of IELP and Icahn Enterprises Holdings (a diversified holding company engaged in a variety of businesses, including investment management, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Carl Icahn has been: chairman of the board of CVR Refining GP, LLC (CVR Refining GP), the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc. (CVR Energy), a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc. (Tropicana Entertainment), a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; a director of Federal-Mogul Corporation (Federal-Mogul) a supplier of automotive powertrain and safety components, since December 2007, and the non-executive chairman of the board of Federal-Mogul since January 2008; President and a member of the executive committee of XO Holdings LLC (XO Holdings), a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Carl Icahn was previously: a director of WestPoint International LLC (now known as WestPoint Home LLC or WestPoint Home), a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Motricity Inc. (Motricity), a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc. (WCI), a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI from September 2007 to September 2009; a director of ImClone Systems Incorporated (Imclone), a biopharmaceutical company, from September 2006 to November 2008, and was chairman of the board of ImClone from October 2006 to November 2008; chairman of the board of GB Holdings, Inc. (GB Holdings), which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from September 2000 to February 2007; chairman of the board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005; and the President and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of IELP, from October 1998 to May 2004. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls, or at such time controlled, such company or (ii) has, or at such time had, an interest in such company through the ownership of securities. Mr. Carl Icahn received his B.A. from Princeton University.

The board of directors has concluded that Mr. Carl Icahn should serve as a director and as the chairman of our board of directors because of his significant business experience and leadership roles, serving as a director of various companies, as discussed above. Additionally, Mr. Carl Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Carl Icahn has proven to be a successful investor and business leader for more than 40 years. Mr. Carl Icahn has also served as our chairman for over 15 years, providing him with extensive knowledge of our operations and industry.

James C. Pontious.  Mr. Pontious has served on our board of directors and as a member of our audit committee since January 2006. Since May 2005, Mr. Pontious has been a railroad industry consultant in the areas of business development, acquisition and investment for various clients focused on the rail industry, including Wabtec Corporation (Wabtec), a public company that supplies air brakes and other equipment for locomotives, freight railcars and passenger transit vehicles. Mr. Pontious served Wabtec as Vice President of Special Projects for Business Development from January 2003 through April 2005 and as Vice President of Sales and Marketing from April 1990 to January 2003. Mr. Pontious also served as Vice President of Sales and Marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990 and was a trustee/director of the Watertown Savings Bank from 1979 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious has served as a director of the Intermodal Transportation Institute at the University of Denver and as chairman of the Passenger Transportation Committee of the Railway Progress Institute in Washington DC. Mr. Pontious holds a B.B.A. from the University of Minnesota.

The board of directors has concluded that Mr. Pontious should serve as a director and a member of our audit committee because of his significant experience in the rail industry and his business development and financial background. Mr. Pontious’ experience with a rail industry supplier provides a different perspective and insight to us as a railcar manufacturer. Mr. Pontious also has significant business experience and has held leadership roles in various companies, as discussed above, that provide an insight beyond that of the rail industry.

J. Mike Laisure.  Mr. Laisure has served on our board of directors and as a member of our audit committee since January 2006. Mr. Laisure has served, and continues to serve, as Chief Executive Officer of Fluid Routing Solutions (FRS) since 2007, an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries.  FRS filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009.  In March 2012, Mr. Laisure sold all of his interests in FRS to ParkOhio Industries, Inc. From December 2006 through July 2007, Mr. Laisure served as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Holding Corporation (Dana), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as President of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as President of Dana’s Engine and Fluid Management Group and, from December 1999 to November 2001, he served as President of Dana’s Fluid Management Group. In addition, he served on the board of directors of various Dana joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. He served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Also, Mr. Laisure has been a director of Federal-Mogul since February 2008. Mr. Carl Icahn holds a controlling interest in Federal Mogul. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The board of directors has concluded that Mr. Laisure should serve as a director and a member of our audit committee because of his significant business experience and leadership roles in the manufacturing industry, as discussed above. Mr. Laisure also has extensive accounting and finance experience, as well as experience with joint ventures in the manufacturing industry.

Harold First. Mr. First has served on our board of directors and as a member of our audit committee since January 2007. Mr. First has been an independent financial consultant since January 1993. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust, on December 31, 2006. Mr. First was a director of Newkirk from March 2006 to December 2006. Mr. First was a director of WestPoint Home from November 2005 to December 2011, XO Holdings from April 2010 to July 2011, GB Holdings from January 2006 to December 2006, and PANACO Inc., an oil and gas-drilling firm, from September 1997 to December 2003. With respect to WestPoint Home, XO Holdings, and GB Holdings, Mr. Carl Icahn, directly or indirectly, either (i) at such time controlled such company or (ii) at such time had an interest in such company through the ownership of securities. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

The board of directors has concluded that Mr. First should serve as a director and as chair of our audit committee because of his significant business experience as well as his experience as a director in various companies, as discussed above. In particular, Mr. First’s financial and accounting experience provides leadership and insight to our audit committee.

Hunter Gary. Hunter C. Gary has served on our board of directors since January 2008. Since November 2010, Mr. Gary has served as Senior Vice President of IELP.  Mr. Gary has been employed by Icahn Associates Corporation (Icahn Associates), an affiliate of IELP, in various roles since June 2003, most recently as the Chief Operating Officer of Insight Portfolio Group LLC (formerly Icahn Sourcing LLC). From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as Managing Director. Mr. Gary has been President and Chief Executive Officer of Cadus Corporation since March 2014, and a director of: Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation since February 2014; Federal-Mogul since October 2012; Viskase Companies Inc. (Viskase Companies), a meat casing company, since August 2012; PSC Metals Inc. (PSC Metals), a metal recycling company, since May 2012; XO Holdings, since September 2011; Tropicana Entertainment since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; Voltari Corporation (f/k/a Motricity) since October 2007; and WestPoint Home since June 2007. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn's wife's daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The board of directors has concluded that Mr. Gary should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.

SungHwan Cho. Mr. Cho has served on our board of directors since June 2011. Mr. Cho has served as Chief Financial Officer of Icahn Enterprises GP since March 2012 and as a director since September 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IELP since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. From 1996 to 1999, he was an investment banker at Salomon Smith Barney in New York and Tokyo.

Mr. Cho has also been a member of the executive committee of American Railcar Leasing LLC (ARL), a lessor and seller of specialized railroad tank and hopper railcars, since September 2013, and a director of: CVR Refining GP since January 2013; CVR Energy since May 2012; CVR GP, LLC (CVR GP), the general partner of CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal-Mogul since May 2012; XO Holdings since August 2011; WestPoint Home since January 2008; PSC Metals since December 2006; and Viskase Companies since November 2006. Mr. Cho was previously a director of Take-Two Interactive Software, Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls or at such time controlled such company or (ii) has, or at such time had, an interest in such company through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

The board of directors has concluded that Mr. Cho should serve as a director because of his significant experience and leadership roles in various companies, as discussed above. In particular, his service as the Chief Financial Officer of Icahn Enterprise GP enables him to understand the complex business and financial issues that ARI may face.

Andrew Roberto. Mr. Roberto has served on our board of directors since February 2014 and has been an analyst at IELP since May 2012. Mr. Roberto is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for IELP. Prior to joining IELP, Mr. Roberto served as a research analyst at RBS Securities covering the automotive, industrial, coal, homebuilding and building products sectors as a member of the high yield and distressed debt trading team. Mr. Roberto has also been a director of: CVR Energy, since February 2014; CVR Partners, since February 2014; WestPoint Home, since February 2014; and Viskase Companies since February 2014. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls or at such time controlled such company or (ii) has an interest in such company through the ownership of securities. Mr. Roberto received his B.A. in Economics from Williams College.

The board of directors has concluded that Mr. Roberto should serve as a director because of his financial and business experience in various companies, as discussed above.

CORPORATE GOVERNANCE
Board of Directors’ Meetings and Committees

Our board of directors held eight meetings during the fiscal year ended December 31, 2013.

All of our directors are informed of the Annual Meeting and are encouraged to attend. No member of our board of directors attended our 2013 Annual Meeting of Shareholders.

Our board of directors has a standing audit committee and a standing compensation committee. We have in the past, and may in the future, establish special committees under the direction of the board of directors when necessary to address specific issues.

During 2013, each director attended at least 75% of the meetings of the board of directors and each committee on which he served.

Director Independence and Controlled Company Status

Our Common Stock is listed on the Global Select Market of the NASDAQ Stock Market LLC (NASDAQ) and NASDAQ’s requirements relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. First, Pontious and Laisure, each of whom is also a nominee for director at the Annual Meeting, are independent under NASDAQ rules. Each of Mr. Gary, Mr. Brett Icahn, Mr. Cho and Mr. Roberto are employed by and/or are otherwise affiliated with Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder, or entities controlled by Mr. Carl Icahn.

Our board of directors considered several factors in determining that Messrs. First, Pontious and Laisure are independent. As to Mr. First, the directors’ analysis included consideration of (i) his past employment, from November 1990 to January 1993, as Chief Financial Officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (ii) his past directorships of various public and private companies affiliated with Mr. Carl Icahn. As to Mr. Laisure, the directors' analysis included consideration of his directorship of Federal-Mogul, which is an affiliate of Mr. Carl Icahn, from 2008 to the present. Our board of directors did not assign any particular weight or importance to any one of these factors but considered them as a whole. After considering all relevant factors, our board of directors concluded that none of Messrs. First, Pontious and Laisure had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s independence requirements.

During 2013 and through the date of this proxy statement, Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder, controlled more than 55% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below, for further details regarding Mr. Carl Icahn’s beneficial ownership of, and control over, shares of our Common Stock. Consequently, we are a "controlled company" under applicable NASDAQ rules. Under these rules, a controlled company may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions and we currently intend to continue to take advantage of these exemptions for so long as we continue to be a controlled company. As a result, (i) we do not have a majority of independent directors on our board, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors Leadership Structure

Our leadership structure separates the positions of chairman of the board of directors and Chief Executive Officer. Mr. Carl Icahn serves as the chairman of our board of directors and Mr. Jeffrey S. Hollister serves as our President and Interim Chief Executive Officer. Mr. Carl Icahn is responsible for organizing the board of directors and setting its agenda and priorities. Mr. Hollister reports to our board of directors, including Mr. Carl Icahn, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by separating responsibilities between the chairman of our board of directors and our Interim Chief Executive Officer.

Board of Directors Role in Risk Oversight

Our board of directors oversees our risk management practices.  The risk oversight function is administered principally through the division of responsibility within the board of directors' committee structure, with each subcommittee of the board being responsible for overseeing risk within its area of responsibility. Our management, together with management representatives of the relevant functional areas (for example, internal audit, operational management, human resources, etc.), reviews and assesses the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations. These risks include strategic, financial, competitive, operational and compliance risks. Our Interim Chief Executive Officer and Chief Financial Officer each provide reports concerning these risks directly to the board of directors or its committees, as appropriate.

Director Nominations

Other than the qualities noted under “Director Qualification Standards” above, we do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors for the qualities noted under “Director Qualification Standards” above. Our board of directors has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and our board of directors’ review of potential nominees.

Our board of directors may consider candidates recommended by shareholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources. If a shareholder wishes to recommend a candidate for director for election at the 2015 Annual Meeting of Shareholders, it must follow the procedures described below in “Shareholder Proposals and Nominations for Director.”

Shareholder Communications with Directors

Shareholders may contact the Company’s board of directors by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the Company’s board of directors. If shareholders desire, they may contact individual members of our board of directors, our independent directors as a group, or a particular committee of our board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Audit Committee

Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission (SEC) and NASDAQ. A copy of the audit committee charter is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Messrs. First, Pontious and Laisure are currently the members of our audit committee, with Mr. First serving as chairman of the committee. Our board of directors has determined that Mr. First qualifies as an audit committee financial expert, as that term is defined by applicable SEC rules, and that he satisfies NASDAQ’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are independent under applicable SEC and NASDAQ rules.

Our audit committee held seven meetings during the fiscal year ended December 31, 2013, which includes two special committee meetings.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting our board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of whistle-blowing procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm

We engaged Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm during the fiscal years ended December 31, 2013 and 2012. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ended December 31, 2014, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to be present, in person or telephonically, at our Annual Meeting, and he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.  We incurred $899,289 and $921,466 in audit fees and expenses for the fiscal years ended December 31, 2013 and 2012, respectively, from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our Form 10-Q reports with the SEC, fees associated with testing our internal controls over financial reporting and other related services that are normally provided in connection with such statutory and regulatory filings.

Audit-Related Fees.  We did not incur any fees from Grant Thornton for audit-related services for the fiscal years ended December 31, 2013 and 2012.

Tax Fees.  We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the fiscal years ended December 31, 2013 and 2012.

All Other Fees.  We did not incur any other fees from Grant Thornton in the fiscal years ended December 31, 2013 and 2012.

The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.
Audit Committee Policy on Pre-Approval of Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the audit committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011;

2.
Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and

3.
Received from Grant Thornton the written disclosures regarding Grant Thornton's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1) - (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Harold First, Chairman
James C. Pontious
J. Mike Laisure

Compensation Committee

We established our compensation committee to review and approve our compensation policies and arrangements. Mr. Cho and Mr. Brett Icahn are the current members of our compensation committee. Our board of directors has appointed Mr. Gary to replace Mr. Brett Icahn on the compensation committee, effective upon the expiration of Mr. Brett Icahn’s term in June 2014, assuming Mr. Gary is re-elected at the Annual Meeting. There were no compensation committee meetings during the fiscal year ended December 31, 2013, but certain matters regarding compensation were approved by written consent, without a meeting. As discussed above under “Corporate Governance-Director Independence and Controlled Company Status,” as a controlled company, we are exempt from NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies. Our compensation committee is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation-Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Mr. Cho and Mr. Brett Icahn served as members of the compensation committee, neither of whom is, or has ever been, an executive officer or employee of the Company (or any of its subsidiaries), and no "compensation committee interlocks", as described in Item 407(e) of Regulation S-K, existed during fiscal 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 30, 2014, with respect to the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each nominee for director, (iii) our named executive officers for the fiscal year ended December 31, 2013, (iv) all of our current directors and executive officers as a group and (v) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Applicable percentage ownership as of April 30, 2014 is based upon 21,352,297 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with rules promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act) and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent of Class
Directors:
Carl C. Icahn (1)	11,895,068	55.7%
James C. Pontious	5,000	*
J. Mike Laisure	—	—
Harold First (2)	1,500	*
Brett Icahn	—	—
Hunter Gary	—	—
SungHwan Cho	—	—
Andrew Roberto	—	—
Named Executive Officers:
Jeffrey S. Hollister	—	—
Dale C. Davies	—	—
Alan C. Lullman	—	—
James Cowan	—	—
All executive officers and directors as a group (12 persons)	11,901,568	55.7%
Other 5% Beneficial Owners:
Dimensional Fund Advisors LP (3)	1,531,122	7.2%
 *    Less than one percent

(1)
The following information is based on a Form 4 filed with the SEC on June 4, 2012 by Mr. Carl Icahn: Mr. Carl Icahn may be deemed to beneficially own 11,895,068 shares. These shares are owned as follows: (i) 11,564,145 shares are owned by IEH ARI Holdings LLC (ARI Holdings), a Delaware limited liability company; (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s wife; and (iii) 307,123 shares are owned by Icahn Enterprises Holdings L.P. (Icahn Enterprises Holdings), a Delaware limited partnership and the sole member of ARI Holdings. Icahn Enterprises G.P. Inc. (Icahn Enterprises GP), a Delaware corporation, is the general partner of Icahn Enterprises Holdings and is wholly-owned by Beckton Corp. (Beckton), a Delaware corporation. Beckton is wholly-owned by Mr. Carl Icahn who is also the indirect majority owner of IELP. Icahn Enterprises GP is the general partner of IELP, which is the sole limited partner of Icahn Enterprises Holdings. Mr. Carl Icahn, by virtue of his relationship to ARI Holdings, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, IELP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by ARI Holdings, Ms. Golden and Icahn Enterprises Holdings. Mr. Carl Icahn disclaims beneficial ownership of such shares for all other purposes.

(2) All 1,500 shares beneficially owned by Mr. First are held by the Harold First Pension Plan.
(3) The amount and nature of ownership listed is based solely upon information contained in Dimensional Fund Advisors LP’s (Dimensional) Schedule 13G/A, filed with the SEC on February 10, 2014. As of December 31, 2013, Dimensional had the sole power to vote 1,505,024 shares and the sole dispositive power over 1,531,122 shares. Dimensional disclaimed beneficial ownership of the 1,531,122 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746

Code of Ethics
Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics for Senior Financial Officers by either disclosing such information in a Current Report on Form 8-K or by posting such information on our web site, at the internet address specified above.
Executive Officers

The names of the Company’s executive officers and certain biographical information regarding them as of April 30, 2014 are set forth below. Executive officers are chosen by and serve at the discretion of our board of directors.

Name	Age	Position
Jeffrey S. Hollister	45	President and Interim Chief Executive Officer
Dale C. Davies	62	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	59	Senior Vice President, Sales
Yevgeny Fundler	44	Senior Vice President, General Counsel, and Secretary

Jeffrey S. Hollister.  Mr. Hollister was appointed as our President and Interim Chief Executive Officer on October 9, 2013. Mr. Hollister has over 23 years of experience in operations and financial management. Mr. Hollister has been with the Company since December 2005 and has served in various senior financial and operations roles. Prior to his appointment as our President and Interim Chief Executive Officer, he oversaw the Company’s railcar manufacturing group, which includes the Marmaduke and Paragould railcar assembly plants as well as component/sub-assembly plants. Prior to that, Mr. Hollister had various financial and accounting management roles within the Company. Prior to joining ARI, Mr. Hollister spent 16 years in various financial, operations and management roles at Douglas Quikut Divisions, The Scott Fetzer Company, Inc., a company that manufactures a wide variety of retail and industrial products. Mr. Hollister has a B.S. in Accounting and an MBA from Arkansas State University.

Dale C. Davies. Mr. Davies has served as our Senior Vice President, Chief Financial Officer and Treasurer since June 2008 and previously served as our Vice President of Finance from June 2005 to June 2008. Prior to joining us Mr. Davies held various financial management positions with manufacturing companies in the chemical and pharmaceutical industries. From 1997 to 2005, Mr. Davies worked for Solutia, Inc. and was responsible for transaction management for strategic acquisitions and divestitures and business analysis and financial reporting. Prior to that Mr. Davies worked for Monsanto Company from 1974 to 1997 in various financial positions including business unit controller and corporate manager of business analysis and financial reporting. Mr. Davies has a B.S. in Accounting from the University of Missouri and is a Certified Management Accountant.

Alan C. Lullman.  Mr. Lullman served as our Senior Vice President Sales, Marketing and Services from October 2004 to March 2010 when he assumed the role of Senior Vice President, Sales. From August 1998 to September 2004, he served as our Vice President, Sales and Marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of National Freight Transportation Association and the National Grain Car Council, North America Freight Car Association, National Coal Transportation Association, Renewable Fuels Association and TEGMA (Transportation, Elevator & Grain Merchants Association). He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

Yevgeny Fundler.  Mr. Fundler joined ARI as our Senior Vice President, General Counsel and Secretary in March 2014. In March 2014, he also assumed the role of General Counsel with ARL. Mr. Fundler served as General Counsel of WestPoint Home from November 2009 until February 2014. From March 2010 to February 2014, he also served as a Vice President of WestPoint Home. In addition, since March 2010, he has consulted for Insight Portfolio Group as its general counsel. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of IELP. From March 2000 to September 2006, Mr. Fundler served as Counsel with Icahn Associates and affiliates. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls, or at such time controlled, such company or (ii) has, or at such time had, an interest in such company through the ownership of securities. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, representing interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other transactions, including certain transactions of Mr. Carl Icahn and his affiliates. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own practice in Silicon Valley and San Francisco, with an emphasis on representing start-up entrepreneurs. Mr. Fundler received a B.A. in International Business in 1993 from San Diego State University and a J.D. in 1996 from the University of California, San Francisco, Hastings College of Law.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Our compensation committee has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The compensation committee currently consists of two members, Mr. Cho and Mr. Brett Icahn, both of whom are employees of companies controlled by Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder.

The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Insight Portfolio Group LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. The compensation committee also consults with our Interim Chief Executive Officer regarding the compensation of our other executive officers.

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Messrs. Hollister, Davies, Lullman and Cowan were our named executive officers for the fiscal year ended December 31, 2013. Mr. Cowan resigned as our President and Chief Executive Officer effective as of October 9, 2013 and Mr. Hollister was appointed as President and Interim Chief Executive Officer on that same date.

Executive Compensation Philosophy.  The compensation committee believes that compensation paid to our named executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our shareholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash incentive compensation, stock-based compensation and other benefits. In addition, we have in the past, and may in the future, enter into employment agreements with our named executive officers.

Base Salary.  The compensation committee reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. Our compensation committee believes that the annual salaries presented in the table below represent reasonable and fair salaries for the positions and responsibilities for each of our named executive officers.

Named Executive Officer	Annual Base Salary ($)
Jeffrey S. Hollister	275,000	(1)
Dale C. Davies	275,000	(2)
Alan C. Lullman	270,200	(3)
James Cowan	385,000	(4)

(1)
We do not have an employment agreement with Mr. Hollister. During the course of 2013, and prior to his appointment as our President and Interim Chief Executive Officer, Mr. Hollister's base salary increased based on his performance. In connection with his appointment as President and Interim Chief Executive Officer, and in recognition of the related increase in his duties and responsibilities, Mr. Hollister's base salary was further increased to $275,000, effective October 9, 2013.

(2)	The base salary of Mr. Davies was established pursuant to an employment agreement negotiated at arm’s length.

(3)	We do not have an employment agreement with Mr. Lullman.

(4)
Mr. Cowan’s annual base salary prior to his resignation as Chief Executive Officer was $385,000 in accordance with the terms of his employment agreement with the Company, which was negotiated at arm's length.

Management Incentive Plan.   We have established a management incentive plan for certain employees, including our named executive officers, under which targets are determined on an annual basis, or pursuant to the terms of an existing employment agreement, equal to a percentage of the employee’s base salary. This plan was established to provide additional incentive-based compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified key employees. The table below presents the applicable target percentages of each named executive officer's annual base salary for 2013.

Named Executive Officer	Target % of annual base salary
Jeffrey S. Hollister	80%	(1)
Dale C. Davies	50%	(2)
Alan C. Lullman	40%
James Cowan	60%	(3)

(1)
Mr. Hollister’s target percentage was increased to 80% in connection with his appointment as President and Interim Chief Executive Officer, in recognition of the related increase in his duties and responsibilities. His target percentage was prorated for the portion of the year each different target percentage level was in effect for purposes of determining his incentive compensation.

(2)	In accordance with the terms of Mr. Davies' employment agreement, discussed in further detail below, Mr. Davies’ target was 50% of his annual base salary.

(3)
Prior to his resignation, Mr. Cowan's target was 60% of his annual base salary in accordance with the terms of his employment agreement, as discussed in further detail below. As a result of Mr. Cowan's resignation, effective October 9, 2013, he became ineligible to participate in the management incentive plan and was not paid any incentive compensation for fiscal year 2013.

Under our management incentive plan, achievement of individual and Company goals based on the Company’s annual business plan, including financial, strategic, corporate, divisional and other goals, is taken into account in determining the amount of any incentive compensation. For 2013, the actual incentive compensation that could be earned by each of our named executive officers was based on a combination of factors, including each employee’s base salary and the percentage targets described above, as well as financial and individual performance factors.

The financial performance factor used for 2013 was based on a set of goals approved by the compensation committee, including goals for the Company's financial performance as measured against its annual budget, operational goals and administrative goals. The Company’s budget-based goals included, among other factors, an adjusted EBITDA target of $155.5 million and goals related to growth of the Company’s lease fleet. Operational goals included safety and performance goals as well as plant efficiency and expansion goals. Administrative goals included balance sheet management as well as control and reduction of operating expenses. Individual performance factors were based on the attainment of goals and other performance criteria including, among others, development of staff; improvement in efficiencies and capabilities; and business process improvements.

Based on the Company's 2013 financial and operational results, including the Company's achievement of adjusted EBITDA in excess of the targeted amount, as well as Mr. Hollister's review of the other named executive officers' individual performance in light of their individual goals, Mr. Hollister recommended financial and individual performance factors for each such officer.

The compensation committee retained sole discretion over all matters relating to 2013 incentive compensation, including, without limitation, the decision to pay incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease any incentive compensation and make changes to any performance measures or targets and discretion over the payment of partial incentive compensation in the event of employment termination.

The compensation committee reviewed Mr. Hollister’s recommendations as well as Mr. Hollister’s individual performance and, exercising its discretion, determined the financial and individual performance factors for the purposes of awarding 2013 incentive compensation.  As a result of this process, the compensation committee awarded incentive compensation to our named executive officers in the following amounts for 2013:

Named Executive Officer	2013 Incentive Compensation ($)
Jeffrey S. Hollister	154,773	(1)
Dale C. Davies	163,625
Alan C. Lullman	110,242
James Cowan	—	(2)

(1)
Because Mr. Hollister’s base salary changed during 2013, as discussed above, his base salary was prorated for the portion of the year each different salary level was in effect for purposes of determining his incentive compensation for 2013.

(2)	As a result of Mr. Cowan's resignation, effective October 9, 2013, he became ineligible to participate in the management incentive plan and was not paid any incentive compensation for 2013.

The incentive compensation listed above is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below.

Stock-Based Compensation. The compensation committee believes that stock-based compensation causes our named executive officers to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to named executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. Stock-based compensation grants have generally been made after our board of directors’ approval of the annual budget, after finalization of the prior year’s financial results and in conjunction with the determination of employee and named executive officer incentive compensation for the upcoming year. Our board of directors and compensation committee prefer this timing so that compensation may be aligned with individual and financial performance. The combination of annual cash incentive compensation and stock-based compensation is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent.

Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in our stock price from the date that SARs are granted until the date that SARs are exercised. The grants of SARs to our named executive officers are intended to provide long-term incentive to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders. All SARs we have granted have a seven year term, settle in cash, were approved by our compensation committee and have an exercise price equal to the closing price of our Common Stock on the date of grant. Each holder must remain employed by us through each applicable anniversary of the grant date in order to vest in the corresponding number of SARs, as described below. Below is a summary of certain SARs grants under our 2005 Equity Incentive Plan.

Grant Date	4/28/2008		3/3/2009		3/31/2010		5/14/2010		5/9/2011		2/24/2012
Exercise price	$20.88		$6.71		$12.16		$14.12		$24.45		$29.31

SARs granted
Total	269,900		306,100		141,650		95,100		242,041		204,500
Jeffrey S. Hollister (1)	3,000	(2)	10,500	(3)	5,350	(4)	1,050	(5)	5,760	(6)	5,500	(6)
Dale C. Davies	10,500	(7)	18,000	(3)	12,150	(4)	5,250	(5)	15,400	(6)	15,900	(6)
Alan C. Lullman	15,000	(7)	15,000	(3)	4,950	(4)	7,500	(5)	8,898	(6)	7,800	(6)
James Cowan (8)	15,000	(7)	50,000	(3)	24,950	(4)	7,500	(5)	35,934	(6)	30,200	(6)

(1)
Mr. Hollister did not become a named executive officer until October 9, 2013, when he was appointed President and Interim Chief Executive Officer. All of Mr. Hollister's SARs outstanding as of December 31, 2013 were granted to him prior to October 9, 2013 as compensation for his various senior financial and operational roles within the Company.

(2)	The SARs vested in four equal annual installments on the first, second, third and fourth anniversaries of the grant date.

(3)
One half of the named executive officers’ SARs vested in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly were to vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieved a specified price target during the applicable preceding twelve-month period for twenty trading days during any sixty day trading day period. The specified price targets were met for each twelve-month period. As such, all market price-based vesting conditions have been met.

(4)	The SARs vested in three equal annual installments on the first, second and third anniversaries of the grant date.

(5)
On May 14, 2010, the majority of those SARs originally granted on April 4, 2007, including all such SARs held by our named executive officers were exchanged for newly granted SARs on a two-for-one basis. The SARs vested in three equal annual installments on the first, second and third anniversaries of the grant date.

(6)
The SARs granted to our named executive officers vest in three equal installments on the first, second and third anniversaries of the grant date, but only if the amount of our adjusted EBITDA, as defined in the SARs agreement, achieves a specified performance target for the fiscal year preceding the applicable anniversary date. With respect to the SARs granted on May 9, 2011, the specified performance targets were met for the fiscal years ended December 31, 2011, 2012, and 2013. With respect to the SARs granted on February 21, 2012, the specified performance targets were met for the fiscal years ended December 31, 2012 and 2013.

(7)
One half of the named executive officers’ SARs vested in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly were to vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieved a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. The specified price targets were not met for the calendar years ended December 31, 2008, 2009, 2010 and 2011. As such, all SARs subject to market price-based vesting conditions were canceled.

(8)	All of Mr. Cowan's outstanding SARs were unvested and forfeited upon his resignation, effective October 9, 2013.

Other Employment Benefits.  Our named executive officers have been provided with a limited number of perquisites.

The Company paid country club dues and premiums on insurance policies for group term life and personal liability umbrella insurance for 2013, all of which are quantified below in the “All Other Compensation Table.”

Our named executive officers have been and will continue to be entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, 401(k) employer plan contributions and other compensation amounts.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Although the Company generally structures executive compensation arrangements with the goal of maximizing the tax deductibility of executive compensation, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs.

Results of Shareholder Advisory Votes on Executive Compensation. In reviewing our 2013 compensation decisions and policies, we considered the results of our shareholders’ advisory vote to approve our executive compensation, which was conducted at our Annual Meeting of Shareholders in June 2013. In the proxy statement provided to shareholders in connection with our 2013 Annual Meeting, the Company’s board of directors recommended that shareholders vote in favor of this proposal. The affirmative vote of the majority of the votes properly cast, in person or represented by proxy, on such proposal at the 2013 Annual Meeting was required for advisory approval of this proposal. Over 99% of such shares were voted to approve, on an advisory basis, our executive compensation. We considered this vote as supportive of our compensation decisions and policies.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Brett Icahn
SungHwan Cho

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. Our named executive officers for 2013 are Mr. Hollister, Mr. Davies, Mr. Lullman and Mr. Cowan.

Name	Year	Salary($)	SARs Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Jeffrey S. Hollister (3)	2013	165,586	—	154,773	9,147	$329,506
President and Interim Chief Executive Officer
Dale C. Davies	2013	275,000	—	163,625	8,970	$447,595
Senior Vice President, Chief Financial Officer and Treasurer	2012	275,000	258,852	206,250	9,342	$749,444
	2011	236,667	136,448	71,613	30,392	$475,120
Alan C. Lullman	2013	270,200	—	110,242	9,371	$389,813
Senior Vice President, Sales	2012	270,200	126,984	162,120	12,747	$572,051
	2011	260,000	78,836	62,938	27,985	$429,759
James Cowan (4)	2013	299,115	—	—	17,090	$316,205
Former President and Chief Executive Officer	2012	373,333	491,656	336,000	27,587	$1,228,576
	2011	350,000	318,375	127,087	27,328	$822,790

(1)
Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers. The aggregate grant date fair value for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and are adjusted every period until settlement, cancellation or expiration occurs. See Note 16 - Share-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of assumptions used to calculate the aggregate fair value of SARs.

(2)
See “All Other Compensation Table” below for a breakdown of specific amounts included in this category, which include perquisites, tax reimbursements related to automobile allowances in 2011 and 2012, our match on elective contributions to our 401(k) plan and various other compensation amounts.

(3)
Mr. Hollister was appointed President and Interim Chief Executive Officer on October 9, 2013. As discussed above, Mr. Hollister's base salary was adjusted based on his performance and changes in his duties and responsibilities during the course of fiscal year 2013 and pro-rated in accordance with such adjustments.

(4)	Mr. Cowan resigned as our President and Chief Executive Officer on October 9, 2013.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)		401(k) Employer Contributions ($)(1)	Insurance Premiums ($)		Total ($)
Jeffrey S. Hollister (2)	2013	3,371	(3)	4,968	808	(4)	$9,147
Dale C. Davies	2013	—		7,650	1,320	(4)	$8,970
	2012	—		7,500	1,842	(5)	$9,342
	2011	25,578	(6)	2,958	1,856	(5)	$30,392
Alan C. Lullman	2013	—		7,312	2,059	(5)	$9,371
	2012	3,950	(7)	7,500	1,297	(4)	$12,747
	2011	23,368	(7)	2,608	2,009	(5)	$27,985
James Cowan	2013	7,900	(8)	7,650	1,540	(4)	$17,090
	2012	18,295	(8)	7,500	1,792	(4)	$27,587
	2011	22,938	(8)	2,710	1,680	(4)	$27,328

(1)
These amounts represent our employer contributions to each named executive officer’s 401(k) plan account equal to 50% of deferrals up to a maximum of 6% of covered compensation. 401(k) employer contributions in 2011 were decreased compared to preceding years as a result of the tax code limitations applicable to the Company’s 401(k) plan.

(2)	Mr. Hollister was appointed as our President and Interim Chief Executive Officer effective as of October 9, 2013.

(3)	Represents payments we made on behalf of Mr. Hollister of $3,371 for country club dues in 2013.

(4)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of the named executive officer.

(5)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the named executive officer.

(6)
Represents payments we made on behalf of Mr. Davies of $25,578 for an automobile allowance (and related tax reimbursements) in 2011. The Company ceased paying an automobile allowance on January 1, 2012.

(7)
Represents payments we made on behalf of Mr. Lullman of $3,950 in country club dues in 2012, and $14,188 for an automobile allowance (and related tax reimbursements) and $9,180 in country club dues in 2011. The Company ceased paying an automobile allowance on January 1, 2012 and Mr. Lullman's country club membership was canceled effective June 2012.

(8)
Represents payments we made on behalf of Mr. Cowan of $7,900 in country club dues in 2013, $8,815 for an automobile allowance (and related tax reimbursements) and $9,480 in country club dues in 2012, and $13,758 for an automobile allowance (and related tax reimbursements) and $9,180 in country club dues in 2011. The Company ceased paying an automobile allowance on June 1, 2012.

Employment Agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. The employment agreements described below were in place for all or part of the fiscal year ended December 31, 2013.

Dale C. Davies. Mr. Davies was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on June 16, 2008. The term of Mr. Davies’ current employment agreement is effective through September 1, 2014, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Davies receives a base salary at an annual rate of $275,000 per year. Mr. Davies is also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2011 of 50% of his applicable base salary if certain performance targets established by our compensation committee are achieved.

Mr. Davies’ employment agreement provides that he is eligible to participate in healthcare, group term life insurance, group long-term disability insurance, 401(k), vacation and other similar employee benefits we generally provide to our senior executives.

The agreement shall terminate and Mr. Davies’ employment shall end upon the earlier of September 1, 2014, his death or disability (as defined in the agreement), if we discharge Mr. Davies with or without cause (as defined in the agreement), or the voluntary resignation of Mr. Davies.

If Mr. Davies’ employment is terminated due to the expiration of the agreement, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination and (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination.

If Mr. Davies’ employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his incentive compensation payable for any incomplete calendar year.

If Mr. Davies is terminated without cause (as defined in the agreement) or if he terminates the agreement for good reason (as defined in the agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a continuation of the payment of the base salary he would have earned through the period ending on the 180th day following his termination. In the event of any termination of employment, Mr. Davies shall be under no obligation to seek other employment, but in the event he becomes employed during the period specified under clause (iii) above, he shall not be entitled to any further payments and shall return, if applicable, any amounts paid to him on or after the subsequent employment date.

The agreement contains non-competition provisions that prohibit Mr. Davies from directly or indirectly competing with us during the term of his employment and for a one-year period thereafter, provided that if Mr. Davies is terminated without cause (as defined in the agreement) or resigns for other than good reason (as defined in the agreement), the non-competition period shall be six months, extendable for up to an additional six months in exchange for severance pay of approximately $23,000 per month.  The agreement also contains non-solicitation provisions covering the period of Mr. Davies' employment and the two-year period thereafter, as well as non-disparagement provisions and provisions requiring him to protect confidential information during his employment and at all times thereafter.

James Cowan.   Mr. Cowan was appointed as our President and Chief Executive Officer effective April 1, 2009. The term of Mr. Cowan’s original employment agreement after being named as our President and Chief Executive Officer was effective through April of 2012. Effective May 1, 2012, we entered into a new employment agreement with Mr. Cowan to serve as our President and Chief Executive Officer that was effective through May 1, 2014, unless earlier terminated pursuant to the agreement. Mr. Cowan resigned as our President and Chief Executive Officer effective October 9, 2013 and Mr. Hollister was appointed to succeed Mr. Cowan in the position of President and Interim Chief Executive Officer on that same date.

Prior to his resignation and pursuant to the terms of his employment agreement, Mr. Cowan’s base salary was set at $385,000 and he was eligible for annual incentive compensation for each calendar year of employment of 60% of his then applicable base salary if certain performance targets established by our compensation committee were achieved.

Mr. Cowan’s employment agreement also provided that he was eligible to participate in healthcare, group term life insurance, group long-term disability insurance, 401(k), vacation and other similar benefits we offer our senior executives. In addition, he was reimbursed for the payment of reasonable country club dues (excluding initiation fees).

If Mr. Cowan had been terminated without cause (as defined in the agreement) or resigned for good reason (as defined in the agreement), he would have been entitled to (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his incentive compensation payable for any incomplete calendar year and, (iv) a continuation of the payment of the base salary he would have earned through the period ending on the 180th day following his termination. As Mr. Cowan resigned, other than for good reason (as defined in the agreement), he was entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s employment agreement contained non-competition and non-solicitation provisions that prohibited Mr. Cowan from directly or indirectly competing with us during the term of his employment and for a six month period thereafter. Mr. Cowan’s employment agreement also contained provisions requiring him to protect confidential information during his employment and at all times thereafter.

Jeffrey S. Hollister.   Since October 9, 2013, we have employed Mr. Hollister as President and Interim Chief Executive Officer on an at-will basis. Prior to this time, Mr. Hollister served as our Director Railcar Manufacturing on an at-will basis.

Alan C. Lullman. Since January 1, 2010, we have employed Mr. Lullman as Senior Vice President, Sales on an at-will basis.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Award Exercise Price ($)	Option Expiration Date
Jeffrey S. Hollister	—		1,833	(3)	1,833	(5)	$29.31	2/24/2019
(6)	—		1,920	(4)	—		$24.45	5/9/2018
	350	(1)	—		—		$14.12	5/14/2017
Dale C. Davies	—		5,300	(3)	5,300	(5)	$29.31	2/24/2019
	—		5,134	(4)	—		$24.45	5/9/2018
Alan C. Lullman	—		2,600	(3)	2,600	(5)	$29.31	2/24/2019
	—		2,966	(4)	—		$24.45	5/9/2018
	1,650	(2)	—		—		$12.16	3/31/2017
James Cowan (7)	—		—		—

(1)	These SARs vested on May 14, 2013 and were exercised in February 2014.

(2)	These SARs vested on March 31, 2013 and were exercised in February 2014.

(3)	These SARs were exercised in February 2014, subsequent to vesting on February 24, 2014.

(4)	These SARs vest on May 9, 2014.

(5)
These SARs vest on February 24, 2015, but only if the holder remains employed by the Company through such date and the Company achieves a specified performance target for the fiscal year ending December 31, 2014.

(6)
Mr. Hollister did not become an executive officer until October 9, 2013, when he was appointed President and Interim Chief Executive Officer. All of Mr. Hollister's SARs outstanding as of December 31, 2013 were granted to him prior to October 9, 2013 as compensation for his various senior financial and operational roles within the Company.

(7)	All of Mr. Cowan's outstanding SARs were unvested and forfeited upon his resignation, effective October 9, 2013.

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
Jeffrey S. Hollister	—	219,064	(1)
Dale C. Davies	—	432,991	(2)
Alan C. Lullman	—	315,579	(3)
James Cowan	—	1,616,633	(4)

(1)
During 2013, Mr. Hollister exercised 2,625 SARs granted on March 3, 2009 with an exercise price of $6.71, 1,783 SARs granted on March 31, 2010 with an exercise price of $12.16, 3,840 SARs granted on May 9, 2011 with an exercise price of $24.45 and 1,834 SARs granted on February 24, 2012 with an exercise price of $29.31.

(2)
During 2013, Mr. Davies exercised 4,500 SARs granted on March 3, 2009 with an exercise price of $6.71, 4,050 SARs granted on March 31, 2010 with an exercise price of $12.16, 1,750 SARs granted on May 14, 2010 with an exercise price of $14.12, 5,133 SARs granted on May 9, 2011 with an exercise price of $24.45 and 5,300 SARs granted on February 24, 2012 with an exercise price of $29.31.

(3)
During 2013, Mr. Lullman exercised 3,750 SARs granted on March 3, 2009 with an exercise price of $6.71, 2,500 SARs granted on May 14, 2010 with an exercise price of $14.12, 5,932 SARs granted on May 9, 2011 with an exercise price of $24.45 and 2,600 SARs granted on February 24, 2012 with an exercise price of $29.31.

(4)
During 2013, and prior to his resignation as our President and Chief Executive Officer, Mr. Cowan exercised 1,875 SARs granted on April 28, 2008 with an exercise price of $20.88, 12,500 SARs granted on March 3, 2009 with an exercise price of $6.71, 16,633 SARs granted on March 31, 2010 with an exercise price of $12.16, 5,000 SARs granted on May 14, 2010 with an exercise price of $14.12, 23,956 SARs granted on May 9, 2011 with an exercise price of $24.45 and 10,066 SARs granted on February 24, 2012 with an exercise price of $29.31.

2013 POSTRETIREMENT BENEFITS

Mr. Lullman is eligible for postretirement medical benefits upon his retirement since he had one year of continuous service prior to March 31, 2004. Eligibility means access to coverage for which Mr. Lullman would pay 100% of the cost of such coverage. With the availability of coverage through the Health Insurance Marketplace effective January 1, 2014, the retiree medical plan was terminated effective December 31, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We describe the triggering events that may result in payments of compensation and other benefits to any of our named executive officers upon termination without cause under “Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2013.

Executive	Termination Payment ($)
Jeffrey S. Hollister	$—	(1)
Dale C. Davies	$299,241	(2)
Alan C. Lullman	$—	(3)
James Cowan	$—	(4)

(1)	We do not currently have an employment agreement with Mr. Hollister.

(2)
This amount represents a continuation of base salary (as in effect as of December 31, 2013) of $275,000 per year through the period ending on the 180th day following his termination, pursuant to the terms of Mr. Davies' employment agreement, payable upon termination without cause or resignation for good reason. This amount also includes Mr. Davies’ management incentive plan compensation for the calendar year ended December 31, 2013. Pursuant to this employment agreement, Mr. Davies would be entitled to receive incentive compensation, if any, that is earned and unpaid at the time of termination of employment without cause or for good reason. For 2013, we awarded payment under our management incentive plan of $163,625 to Mr. Davies. This incentive compensation was determined by our compensation committee in February 2014. The compensation committee retains sole discretion over all matters relating to such incentive compensation, including, without limitation, the decision to pay any incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease incentive compensation and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

(3)	We do not currently have an employment agreement with Mr. Lullman.

(4)
Mr. Cowan resigned as President and Chief Executive Officer effective October 9, 2013. As Mr. Cowan resigned other than for good reason (as defined in his employment agreement), he was entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his resignation.

DIRECTOR COMPENSATION TABLE

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board that he attended. The annual compensation for our independent directors, Messrs. First, Pontious, and Laisure, is $30,000. In addition, each independent director is entitled to receive $1,000 for each board, committee and independent director meeting that he attended and an annual stipend of $5,000 if he is a chairperson of a committee. Mr. Carl Icahn and the directors affiliated with Mr. Carl Icahn, Messrs. Brett Icahn, Gary, Cho, Roberto, and Daniel A. Ninivaggi, who resigned from our board of directors effective February 6, 2014, were not paid any compensation for serving on our board of directors in 2013.

Effective April 1, 2009, Mr. Unger assumed the role of vice chairman of our board of directors and in this capacity received an annual director fee of $65,000 from his appointment through his resignation from our board of directors effective September 30, 2013.

The following table discloses the fees earned by or paid to Mr. Unger and each of our independent directors in 2013.

Name	Fees earned or paid in cash ($)
Harold First	$60,000
James C. Pontious	$58,000
J. Mike Laisure	$54,000
James J. Unger	$65,000	(1)

(1)	The total amount of $65,000 includes $16,250 related to a payment that was inadvertently not made to Mr. Unger in a prior year.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

The following table discloses the securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	—	855,476
Equity compensation plan not approved by security holders	—	—	—
Total	—	—	855,476 (1)

(1)
As of April 30, 2014, 855,476 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan. Our SARs, which are also issued under our 2005 Equity Incentive Plan, settle only in cash and are not reflected above.

TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the fiscal year ended December 31, 2013 there has not been, nor is there currently proposed, any transaction, as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with applicable law with respect to transactions involving potential conflicts. Our bylaws provide that transactions between us and any of our directors or officers are subject to full disclosure and approval in good faith by the majority of the disinterested members of our board of directors, approval of shareholders holding two-thirds of the voting power of the shares entitled to vote, other than shares held by the interested director(s), approval by the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or the determination that the contract or agreement, and the person asserting the validity of the contract or agreement, is fair and reasonable to us as of the time it is authorized, approved or ratified, or as otherwise provided by law. Interested directors are not counted in determining the existence of a quorum at any meeting of our board of directors which shall authorize or ratify any such transaction.
TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct our business in a manner that will utilize entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn.

We describe below the material arrangements and other relationships that we are, or have been, a party to/with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2013. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to NASDAQ have been approved by the independent members of our audit committee, in accordance with applicable listing standards of NASDAQ and our audit committee charter.
CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, workers compensation, environmental contamination and third-party litigation. See Note 19 - Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2013 are described below.

Manufacturing Services Agreement. Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at our instruction, various railcar components. In consideration for these services, we agreed to pay ACF agreed-upon rates. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement. For the fiscal year ended December 31, 2013, we purchased $0.3 million of railcar components from ACF under this agreement.

License Agreement from ACF. Under a license agreement, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 13 patents listed in that agreement, which primarily relate to railcar components. In 1997, ACF transferred the patents covered by this license to us. All of these patents have now expired, with the exception of one, which will expire during 2014. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

License Agreement to ACF. Under another license agreement, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

2013 Purchasing and Engineering Services Agreement

In January 2013, we entered into a purchasing and engineering services agreement and license with ACF. The agreement was unanimously approved by the independent directors of our audit committee on the basis that the terms of the agreement were not materially less favorable to us than those that could have been obtained in a comparable transaction with an unrelated person. Under this agreement, we provide purchasing support and engineering services to ACF in connection with ACF’s manufacture and sale of certain tank railcars at its facility in Milton, Pennsylvania. Additionally, we have granted ACF a non-exclusive, non-assignable license to certain of our intellectual property, including certain designs, specifications, processes and manufacturing know-how required to manufacture and sell such tank railcars during the term of the agreement. Subject to certain early termination events, the agreement shall terminate on December 31, 2014.

In consideration of the services and license provided by us to ACF in conjunction with the agreement, ACF shall pay us a royalty and, if any, a share of the net profits (the Profits) earned on each railcar manufactured and sold by ACF under the agreement, in an aggregate amount equal to 30 percent of such Profits, as calculated under the agreement. Under the agreement, Profits are net of certain of ACF’s start-up and shutdown expenses and certain maintenance capital expenditures. If no Profits are realized on a railcar manufactured and sold by ACF pursuant to the agreement, we will still be entitled to the royalty for such railcar, and we will not share in any losses incurred by ACF in connection therewith. In addition, any railcar components supplied by us to ACF for the manufacture of these railcars shall be provided at fair market value.

Under the Agreement, ACF had the exclusive right to manufacture and sell subject tank railcars for any new orders scheduled for delivery to customers on or before January 31, 2014. We have the exclusive right to any sales opportunities for such tank railcars for any new orders scheduled for delivery after that date and through December 31, 2014. We also have the right to assign any sales opportunity to ACF, and ACF has the right, but not the obligation, to accept such sales opportunity. Any sales opportunity accepted by ACF will not be reflected in our orders or backlog.
Revenues of $12.3 million for the year ended December 31, 2013 were recorded under this agreement for sales of railcar components to ACF and for royalties and profits on railcars sold by ACF.
CERTAIN TRANSACTIONS WITH AMERICAN RAILCAR LEASING LLC AND AEP LEASING LLC

Manufacturing Operations and Railcar Services

ARL and AEP Leasing LLC (AEP) are railcar leasing companies controlled by Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder. From time to time, we sell railcars and railcar components to ARL and its subsidiaries, as well as AEP.

We have also entered into various agreements with ARL and AEP from time to time, including the following agreements that were effective during 2013.

Railcar Management Agreements. On February 29, 2012, we entered into a railcar management agreement with ARL, pursuant to which we engaged ARL to market our railcars for sale or lease, subject to the terms and conditions of the railcar management agreement. The agreement was effective as of January 1, 2011, will continue through December 31, 2015 and may be renewed upon written agreement by both parties. In December 2012, our wholly-owned subsidiary, Longtrain Leasing I, LLC (Longtrain Leasing), entered into a similar agreement with ARL, which expires in January 2020.

The agreements also provide that ARL will manage the leased railcars of ARI and Longtrain Leasing including arranging for services, such as repairs or maintenance, as deemed necessary. Subject to the terms and conditions of the agreements, ARL will receive, with respect to leased railcars, a fee consisting of a lease origination fee and a management fee based on the lease revenues, and, with respect to railcars sold by ARL, sales commissions. The agreements were unanimously approved by the independent directors of our audit committee on the basis that the terms of the agreement were no less favorable than those that would have been obtained from an independent third party. In 2013, total fees incurred by ARI related to this agreement were $2.7 million.

Railcar Services Agreement. Effective April 16, 2011, we entered into a railcar services agreement with ARL. Under the agreement, we provide railcar repair, engineering, administrative and other services, on an as needed basis, for ARL’s lease fleet at mutually agreed upon prices. The agreement had an initial term of three years and automatically renews for additional one year periods unless either party provides at least sixty days written prior notice of termination. The agreement automatically renewed on April 16, 2014. There is no termination fee if we elect to terminate the agreement prior to the end of the term. In 2013, our revenues from railcar services included $17.2 million from transactions with ARL.

ARL Railcar Orders. From time to time, we manufacture and sell railcars to ARL under long-term agreements as well as on a purchase order basis. Profit margins on sales to ARL approximate the margins on sales to other large customers. The terms and pricing on sales to ARL are no less favorable to us than the terms and pricing on sales to unaffiliated third parties. Any ARL sales of railcars under an agreement or purchase order, have been and will be subject to the approval or review by our audit committee. We did not sell any railcars to ARL during 2013.

AEP Railcar Orders. In the third quarter of 2012, we began manufacturing and selling railcars to AEP on a purchase order basis. Our manufacturing revenues from railcars sold to AEP were $238.2 million for the year ended December 31, 2013. The terms and pricing on sales to AEP are no less favorable to ARI than the terms and pricing on sales to unaffiliated third parties. Any sales of railcars under an AEP agreement or purchase order have been and will be subject to the approval or review by the Company’s audit committee.
CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing shareholders, including shareholders controlled by Mr. Carl Icahn. The shareholders that are party to the registration rights agreement have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act of 1933. These shareholders collectively have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our Common stock under the Securities Act, these shareholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of capital stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.6 million shares of our Common Stock are entitled to the benefits of these registration rights.

Transactions with Insight Portfolio Group LLC

Insight Portfolio Group LLC (Insight Portfolio Group) is an entity formed and controlled by Mr. Carl Icahn in order to maximize the potential buying power of a group of entities with which Mr. Carl Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. ARI, and a number of other entities with which Mr. Carl Icahn has a relationship, have minority equity interests in Insight Portfolio Group and pay fees as part of being a member of Insight Portfolio Group. In 2013, total fees paid to Insight Portfolio Group were $0.2 million.

Transactions with M. W. Recycling
In November 2012, we entered into a scrap agreement with M. W. Recycling (MWR), a company controlled by Mr. Carl Icahn. Under the agreement, which extends through November 2015, we sell and MWR purchases scrap metal from several of our plant locations. This agreement was approved by the independent directors of our audit committee on the basis that the terms of the agreement were no less favorable than those that would have been obtained from an independent third party. For the fiscal year ended December 31, 2013, MWR collected scrap material and paid us $7.4 million.
General Counsel

Mr. Yevgeny Fundler joined ARI as our Senior Vice President, General Counsel, and Secretary in March 2014. In March 2014, he also assumed the role of General Counsel with ARL. In addition, since March 2010, he has consulted for Insight Portfolio Group as its general counsel. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. The independent directors of our audit committee considered Mr. Fundler’s provision of services to ARL and Insight Portfolio Group in connection with their review and approval of Mr. Fundler’s employment by ARI.
CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Facilities Leasing Arrangements

Our headquarters facility and a manufacturing facility in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by Mr. Unger, the former vice chairman of our board of directors. On October 29, 2010, we entered into a lease agreement, commencing January 1, 2011, with a term of eleven years with St. Charles Properties for our headquarters facility. We are required to pay monthly rent and a portion of all tax increases assessed or levied upon the property and increases to the cost of the utilities and other services used.

We have leased our St. Charles manufacturing facility directly from St. Charles Properties since 2005. On February 28, 2011, we renewed the lease for a five-year term with a total base rent of $1.8 million. We are required to pay all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

The leases were unanimously approved by the independent directors of our audit committee on the basis that the terms of the leases were no less favorable than those that could have been obtained from an independent third party. In 2013, we incurred $1.0 million of costs under these two leasing arrangements.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised solely of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of our board of directors consisting solely of independent directors.

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, as well as the North Dakota Publicly Traded Corporations Act (NDPTCA) afford our shareholders the right to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable rules.

Our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our shareholders. Please read “Compensation Discussion and Analysis” beginning on page 14 for details about our executive compensation programs, including information about the 2013 compensation of our named executive officers and the compensation committee report beginning on page 17.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and the report of the compensation committee of the board of directors.”

Vote Required

The affirmative vote of a majority of votes properly cast, in person or represented by proxy, on this proposal is required to approve on an advisory basis, the executive compensation as disclosed in this proxy statement. Abstentions and broker "non-votes" will not have any effect on this proposal.

Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the compensation committee or our board of directors. Our board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements. The Company provides shareholders with an opportunity to approve, on a non-binding advisory basis, the compensation of the named executive officers each year at the Annual Meeting of shareholders, as required by the NDPTCA. The next such vote will occur at the 2015 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

OTHER MATTERS

Shareholder Proposals and Nominations for Director

A request by a shareholder that the Company, pursuant to Rule 14a-8 of the Exchange Act, include in its proxy materials for its 2015 Annual Meeting of Shareholders such shareholder’s proposal of business to be brought before the 2015 annual meeting must be received by the Company at its principal executive offices no later than January 5, 2015. Such proposals must also meet the other requirements of the rules of the SEC.

A shareholder who wishes to nominate a candidate for election to the Company’s board of directors or make a proposal for other business to be brought before the Company’s 2015 Annual Meeting of Shareholders without requiring the Company to include such nomination or proposal in its proxy materials, must give timely notice in accordance with the Company's by-laws and the NDPTCA to: c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 3, 2015 and no later than the later of (i) March 5, 2015 or (ii) twenty-five days after the Company has made a public announcement of its 2015 Annual Meeting of Shareholders in accordance with the NDPTCA. If the date of the Company’s 2015 Annual Meeting is changed by more than five (5) days from the anniversary date of the 2014 Annual Meeting, then, to be timely, a shareholder's notice must be received no later than the later of (i) ninety (90) days prior to the date of the 2015 Annual Meeting of Shareholders or (ii) twenty-five (25) days after the Company has made a public announcement of its 2015 Annual Meeting of Shareholders in accordance with the NDPTCA. If a shareholder who wishes to make a nomination or present a proposal fails to timely notify the Company in accordance with the Company's by-laws, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder’s nomination or proposal if it is properly brought before the Annual Meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

If a “qualified shareholder” (as defined under the NDPTCA) provides timely notice of an intention to nominate one or more candidates for election to the board of directors at the 2015 Annual Meeting of Shareholders and otherwise complies with the applicable provisions of the NDPTCA and the Company’s by-laws, the Company will include such nomination(s) in the Company’s proxy materials for its 2015 annual meeting.

All shareholder nominations and proposals must satisfy any applicable requirements of the Company’s by-laws, rules of the SEC and North Dakota corporate law, including the NDPTCA. The Company’s board of directors may refuse to acknowledge any nomination or proposal not made in compliance with applicable laws and regulations and the Company’s by-laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2013.

Shareholders Sharing an Address

Only one proxy statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple shareholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current shareholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, including financial statements, was included with the Annual Report mailed to each shareholder with this Proxy Statement. Shareholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, shareholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed envelope.

By Order of the Board of Directors

Jeffrey S. Hollister
President and Interim Chief Executive Officer
April 30, 2014
St. Charles, Missouri

0

AMERICAN RAILCAR INDUSTRIES, INC.

100 CLARK STREET
ST. CHARLES, MISSOURI 63301

The undersigned shareholder of American Railcar Industries, Inc., a North Dakota corporation (the "Company"), hereby appoints SungHwan Cho and Yevgeny Fundler, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303, on Tuesday, June 3, 2014 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Shareholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN RAILCAR INDUSTRIES, INC.

June 3, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at www.americanrailcar.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333300000000 8 060314

The Board of Directors recommends a vote FOR each of the Director nominees listed in Proposal No. 1 and FOR Proposal No. 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy will be voted as specified or, where no direction is given, will be voted FOR all Director nominees listed in Proposal No. 1. and FOR Proposal No. 2.

The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise.

Please complete, date and sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
1. The election as directors of all nominees listed below:			
Carl C. Icahn	☐	☐	☐
James C. Pontious	☐	☐	☐
J. Mike Laisure	☐	☐	☐
Harold First	☐	☐	☐
Hunter Gary	☐	☐	☐
SungHwan Cho	☐	☐	☐
Andrew Roberto	☐	☐	☐
2. To approve the advisory vote regarding executive compensation.	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder (Joint Owners) ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.